Exhibit 21.1

eToro Subsidiaries

Name of Subsidiary	Jurisdiction of Organization

Buttonwood Merger Sub Corp.	U.S. (Delaware)

eToro Group Trading Ltd.	British Virgin Islands

eToro (UK) Limited	U.K.

eToro Ltd.	Israel

eToro USA LLC	U.S. (Delaware)

eToro (Europe) Limited	Cyprus

eToro Trading Ltd.	Israel

eToro Investments Limited	Cyprus

eToro Asia Limited	Cyprus

eToro China Ltd. (Yinniu Business Consulting (Shanghai) Co., Ltd.)	China

eToro Australia Pty Ltd.	Australia

eToro X Limited	Gibraltar

eToro AUS Capital Pty Ltd.	Australia

eToro USA Securities Inc.	U.S. (Delaware)

eToro SA (Pty) Ltd.	South Africa

eToro USA Advisers Inc.	U.S. (Delaware)

eToro NY LLC	U.S. (Delaware)

eToro Denmark ApS	Denmark

eToro (Cayman) Trading Ltd.	Cayman Islands

eToro Digital Assets Limited	Gibraltar

Opus Labs NV	Belgium

eToro (NZ) Limited	New Zealand

eToro Money UK Ltd.	U.K.

eToro Germany GmbH	Germany

eToro (Seychelles) Limited	Seychelles

eToro Malta Holding Ltd.	Malta

eToro Money Malta Ltd.	Malta

eToro Singapore Pte Ltd.	Singapore